EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212/687-8080

Castle Brands Announces Fiscal 2009 Third Quarter Results

Completed Private Placement for $15 Million Cash Infusion

Substantially All Debt Converted to Equity

NEW YORK, February 17, 2009 — Castle Brands Inc. (AMEX:ROX), an emerging developer and international marketer of premium branded spirits, today reported financial results for the three and nine months ended December 31, 2008.

In the fiscal 2009 third quarter, the Company had net sales of $6.9 million, an increase from net sales of $6.4 million in the prior year period. The Company had a net loss of $2.2 million, or $(0.14) per basic and diluted share, in the fiscal 2009 third quarter, compared to a net loss of $6.9 million, or $(0.44) per basic and diluted share, in the comparable 2008 period.

For the nine months ended December 31, 2008, the Company had net sales of $20.2 million, a decrease from net sales of $20.9 million in the prior year period. Net sales for the nine months ended December 31, 2007 included $1.9 million in excise and value added taxes from a one-time sale in Ireland. Excluding the effects of this one-time $1.9 million increase in the prior period, net sales increased in the nine months ended December 31, 2008 as the Company continued to focus on its more profitable brands and markets and its pricing strategy.

U.S. case sales increased 15% to 53,393 nine liter cases in the third quarter of fiscal 2009 as the Company focused on more profitable brands. U.S. case sales accounted for 67% of total case sales, unchanged from the fiscal third quarter 2008. International case sales increased 15% to 26,491 cases. Reflecting the increases in U.S. and international case sales, global case sales in the third quarter were up 15% to 79,884 nine liter cases.

Selling expense for the three months ended December 31, 2008 decreased 21% to $4.0 million and for the nine months ended December 31, 2008 decreased 18% to $11.3 million due to cost containment efforts and a decrease in advertising, marketing and promotional expense.

Results for the three and nine months ended December 31, 2008 included a pre-tax, non-cash gain of $4.2 million from the exchange of the Company’s 6% convertible notes in the third quarter.

As of December 31, 2008, stockholders’ equity was $34.1 million, an increase from stockholders’ equity of $14.8 million as of March 31, 2008, the end of the fiscal year.

Richard J. Lampen, President and Chief Executive Officer, “The closing of the private placement transaction resulted in a significant capital infusion and the conversion of virtually all of our debt into equity. These developments put our company on firmer footing in our efforts to build our own premium brands, support our existing agency brands, pursue new agency relationships and make brand acquisitions. During the third quarter we implemented efforts to streamline our organization and find efficiencies at every level. We recognize that ongoing expense discipline is an essential part of achieving our goals.”

John Glover, Chief Operating Officer, commented, “Our third quarter results reflect our focused sales and marketing on our most profitable brands. We continue to aggressively cut and control costs throughout the organization and promote efficiency in our efforts to achieve profitability.” Mr. Glover added, “Our brands continued to perform well in the third quarter resulting in higher total sales volumes. Our reinforced partner relationships should have a positive impact on operations in the coming quarters.”

$15 Million Private Placement and Note Conversion

In October 2008, the Company completed the sale of 1.2 million shares of newly issued Series A Convertible Preferred Stock for $15 million at a purchase price of $12.50 per share (which is, in effect upon conversion, $0.35 per share of common stock). Concurrently with the closing, all of the Company’s 6% convertible notes, in the principal amount of $9 million, due March 1, 2010, plus accrued interest, were converted into shares of Series A Preferred Stock at a per share price of $23.21 (which is, in effect upon conversion, $0.65 per share of common stock). Also, substantially all of the outstanding principal of Castle Brands (USA) Corp.’s 9% senior secured notes, in the principal amount of $10.0 million, due May 31, 2009, plus accrued interest, were converted into shares of Series A Preferred Stock at a per share price of $12.50 (which is, in effect upon conversion, $0.35 per share of common stock).

The closing of the private placement and the conversion of the notes (and subsequent automatic conversion of the Series A Preferred Stock issued in connection therewith) resulted in the Company’s issuance of approximately 86 million shares of common stock in the fourth quarter of 2009. Holders of Series A Preferred Stock (comprised of the investors and the converting note holders, many of which are current stockholders of the Company) own, excluding present ownership, approximately 85% of the Company’s common stock on an as-converted basis.

More about Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium branded spirits within four categories of the spirits industry: vodka, rum, whiskey and liqueurs/cordials. Castle Brands’ portfolio includes, Gosling’s Rum®, Pallini® LimoncelloTM, Raspicello TM and Peachcello TM, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’s TM and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Boru® Vodka, Celtic Crossing® Liqueur, Sea Wynde® Rum and Brady’s® Irish Cream.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2008, as amended, filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,
	2008	2007	2008	2007
Sales, net*	$6,912,185	$6,401,749	$20,234,680	$20,946,786

Cost of sales*	4,754,560	6,323,052	13,793,173	16,264,311

Gross profit	2,157,625	78,697	6,441,507	4,682,475

Selling expense	3,960,445	5,011,180	11,263,894	13,685,410

General and administrative expense	2,952,799	2,072,462	7,171,196	6,224,491

Depreciation and amortization	240,020	236,150	727,879	791,851

Loss from operations	(4,995,639)	(7,241,095)	(12,721,462)	(16,019,277)

Other income	31,590	—	56,974	—

Other expense	(9,841)	(19,255)	(38,053)	(40,719)

Foreign exchange (loss) gain	(940,981)	144,454	(2,861,969)	1,304,389

Interest expense, net	(526,363)	(392,919)	(1,560,607)	(1,193,733)

Gain on exchange of 6% convertible subordinated notes	4,173,716	—	4,173,716	—

Current credit on derivative financial instrument	—	—	—	189,397

Income tax benefit	37,038	37,038	111,114	111,114

Minority interests	(8,062)	613,877	166,103	1,105,267

Net loss	$(2,238,542)	$(6,857,900)	$(12,674,184)	$(14,543,562)

Net loss per common share, basic and diluted	$(0.14)	$(0.44)	$(0.81)	$(0.96)

Weighted average shares used in computation, basic and diluted	15,629,776	15,629,776	15,629,776	15,141,981

*	Sales, net and Cost of sales include excise taxes of $1,068,649 and $896,035 for the three-months ended December 31, 2008 and 2007, respectively, and $3,173,839 and $5,197,091 for the nine-months ended December 31, 2008 and 2007, respectively.